Exhibit 99.2    Presentation by Richard B. Evans, President and Chief Executive Officer of Alcan Inc.

AN EVOLVING ALCAN -
AN EXCITING FUTURE

Notes for Remarks by

Richard B. Evans

President and Chief Executive Officer

Alcan Inc.

To the

104th Annual Meeting of Shareholders of Alcan Inc.

Montreal

April 27, 2006

Thank you, Yves.good morning ladies and gentlemen.

I would like to add my welcome to that of our Chairman. It is always a pleasure to meet our fellow shareholders, employees, retirees and other stakeholders at Alcan's AGM.

I would also like to echo Yves' words by offering my own personal congratulations and thanks to Travis for his contributions to Alcan over the past five years. He truly has played a pivotal role in Alcan's evolution and I am sure that he will continue to follow our future with interest. Travis, thank you and I wish you all the best in your retirement.

The year 2005 was a year of consolidation and accomplishment for Alcan - and a year of building for an exciting future.

It was a year in which we:

  Successfully completed the Pechiney integration, achieving a run-rate of US$400 million in annual synergies - US$40 million above our original US$360-million target;

  Spun off and launched the world's leading aluminum rolled-products company, now known as Novelis;

  Fully deployed the Alcan Integrated Management System, or AIMS as we know it, worldwide; and

  Established Alcan as a leading global benchmark for sustainability within the mining and metals sector.

Those were the major headlines of 2005 for Alcan. But behind the headlines, other equally important activities were under way - important strategic initiatives that will drive the headlines of 2006 and beyond.

Here is a brief glimpse of three of these initiatives:

  The 40 percent owned Alouette Smelter in Sept-Isles Quebec, now the largest and most modern in the Americas, completed its US$1.1 billion expansion on budget and ahead of schedule in 2005 - and in time to fully capitalize on the strong market fundamentals for primary aluminum in 2006.

  Our Ravenswood rolling complex in West Virginia successfully turned around its fortunes with a renewed focus on the aerospace market and a new five-year labour pact. Through Ravenswood and its sister plant in Issoire, France, Alcan has become a leading global manufacturer in the aerospace market, supplying the newest and most advanced civil aircraft programs in the world, including the Airbus A-380 and the Boeing 777 and 787 Dreamliner.

  Meanwhile, in the Northern Territories in Australia, Alcan's single largest capital project of 2005 -the expansion of the Gove alumina refinery - was moving forward on schedule for start-up at the end of this year. This US$1.5 billion project is a key element of Alcan's strategy to bring over 50 percent of our alumina capacity into the first quartile on the world cost curve.

These are only three out of dozens of initiatives under way in our four business groups that will underpin Alcan's ongoing growth and value creation in future years. In a few minutes, I will discuss several others.

But first, I would like to review our progress over the past year starting with our share performance.

As you can see on this chart of Alcan's share price in 2005, we underperformed the S&P 500 during the first half of the year while concerns prevailed about the world aluminum supply/demand balance.

However, the shares recovered strongly in the fourth quarter and through this year's first quarter as industry fundamentals improved and the benefits of Alcan's strategy became increasingly apparent - a strategy that included the spin-off of Novelis, through which we effectively freed Alcan and Novelis to pursue their respective business models independently.

The strategic value of this move has been highlighted with the recent strength in aluminum prices.

I should note that, while a similar pattern of improvement is evident in Toronto, our share price has not kept pace with the TSX Composite Index in Canada, which is more heavily weighted toward energy and commodity issuers.

Given that we have substantial numbers of shareholders in both the United States and Canada, we fully recognize the importance of communicating effectively with investors in each market.

In that respect, we are very encouraged by our 2006 YTD share price performance, which reflects the positive impact of our hard work in 2005, coupled with strong primary aluminum fundamentals.

It is evident that investors on both sides of the border are beginning to appreciate the earnings power, the organizational strength and the attractive pipeline of new investment opportunities represented by today's Alcan.

EHS FIRST and Sustainability

Our Chairman has already mentioned Alcan's commitment to EHS excellence, as demonstrated on this chart. I would like to add my voice to Yves' in congratulating Alcan employees on our improved environment, health and safety record in 2005.

Yves also commented on our continued leadership on the sustainability front during 2005 - and the widespread recognition those efforts brought to us.

In my view, this has a direct link to long-term shareholder value. Every day, we see opportunities for attractive investments being brought to us due to our favourable reputation for sustainable practices.

2005 Financial Results

Now let's look briefly at the financial highlights for 2005:

  Sales and operating revenues were US$20.3 billion, a decrease of US$4.6 billion, which reflected the spin-off of rolling assets to Novelis.

  On a pro-forma basis, taking the spin-off into account, 2005 sales and operating revenues increased by 4 percent.

  Income from continuing operations was lower than the prior year, mainly due to significant restructuring and impairment charges.

  However, we saw a sharp improvement in operating earnings as the year progressed that reflected both improved aluminum market fundamentals and solid operating execution across all four of our businesses.

  Operating earnings were up by 40 percent, after adjusting prior year results for the Novelis spin-off.

Balance Sheet

As well, we were able to strengthen Alcan's balance sheet during 2005, reducing our debt-to-total-capital ratio to 40 percent at year's end, down from 46 percent at the beginning of the year. This was a result of the Novelis spin-off, a disciplined approach to capital spending, and attention to working capital. We expect further substantial improvement in 2006.

Looking Forward

As you can see, 2005 was a year of important accomplishments.

However, capital markets, as we know, are inherently forward-looking; therefore, what really matters to all of us as shareholders, is what lies ahead.

In that respect, I think it would be appropriate to take a quick look at the financial targets and key performance indicators that we adopted last September at our annual investor day in Toronto.

At the Alcan enterprise level, these include:

  Our number one priority of meeting and exceeding our cost of capital by 2008.

  An average 15 percent annual growth in operating earnings per share over the cycle;

  US$2 billion minimum annual cash from operations in 2006 and onward; and

  A debt-to-total-capital ratio of approximately 35 percent.

In addition, I should note that a corporate-wide SG&A initiative is already under way. With the compliance and transition challenges of major acquisitions and divestures behind us for now, we are working to streamline our management processes, which will enable us to redirect attention and resources to higher value-adding activities.

Upstream: Primary Metal and Bauxite & Alumina

In our two upstream businesses, we have set targets to position 50 percent or more of our capacity in the lowest quartile of the alumina and primary metal global cost curves by 2009.

The near-term market fundamentals for our upstream businesses are strong, with the LME price of primary aluminum at an 18-year high in nominal terms. This is being driven by steady growth in demand, especially in China and other developing economies, while there are limited new additions of low-cost supply.

Chinese primary capacity additions - which had previously outstripped demand growth and put a damper on LME prices - now appear to be moderating, while higher-cost capacity in the U.S. and Europe is being retired.

Alumina prices have also been at cyclical highs for two years now, reflecting the "short" position of Chinese, Russian and Middle Eastern smelters, which have been driving up alumina demand on the open market.

This scenario has had only minimal positive impact on Alcan in  2005, since we are also are a physical net buyer of alumina - that is until the Gove expansion comes fully on stream at the end of 2007, at which point we will be approximately in balance.

As is the case with primary metal, high prices have driven a number of new expansions of alumina supply in China, Australia and elsewhere.

In both the alumina and primary-metal markets, it is important to realize that although prices will likely moderate from current highs, they are unlikely to return to the levels of the 1990s. This is because the world cost curves have shifted upward significantly in both cases, primarily driven by two factors: 1) the weak U.S. dollar, and 2) a structural shift upward in energy prices.

This is, in fact, good news for Alcan. We have been working aggressively to position our alumina and smelting capacity at the lower end of the world cost curves. As previously mentioned, our target is to position over 50 percent of Alcan's bauxite and alumina and primary metal production capacities in the lowest quartile of the respective global cost curves by 2009. When it comes to primary metal, Alcan already enjoys a significant competitive edge, in that we self-generate approximately 50 percent of the power required to run our worldwide network of smelters.

Attractive Project Pipeline

I believe that the capital markets are beginning to recognize the benefits of Alcan's upstream strategy, the attractive cost profile of our existing core primary-metal assets and the quality of our pipeline for potential new refinery and smelter expansions and new projects.

On the primary-metal side, these include attractive brownfield expansion opportunities in Canada - in both Quebec and British Columbia - Cameroon, China and Iceland, as well as the Coega greenfield joint venture in South Africa.

In addition to Gove, our bauxite-and-alumina project pipeline includes an approved expansion of the 10 percent-owned Alumar alumina refinery in Brazil, as well as potential greenfield projects in Guinea, Cameroon, India, and a potential expansion at QAL in Australia.

I would like to take a moment to elaborate on two of these projects:

The first is the US$1.7-billion Sohar joint-venture smelter in Oman, which represents our Company's first major investment in the Middle East, with its competitive energy resources.

Alcan has taken a 20 percent stake and a management role in this 350kt-per-year smelter, which will utilize our proprietary AP35 smelting technology and is expected to begin production in the third quarter of 2008.

The Sohar smelter will be the most technologically advanced smelter in the world and is expected to operate in the lowest quartile of the global cost curve.

The Sohar partnership exemplifies our strategy to leverage Alcan's leading technology, operational know-how and management expertise - together with project financing structures - by taking equity positions in attractive large-scale projects - and is a model we intend to pursue in the future.

The second project is the Utkal alumina mine and refinery, planned for India's Orissa state, which has sparked considerable debate.

Jacynthe Cote, President and CEO of our Bauxite and Alumina group, recently visited the Utkal site and reviewed the progress that is being made on the ground.

She returned confident that we are taking the appropriate actions to making this project a viable, value-creating opportunity for the Company, the local communities, our partners and the governments in question.

However, we have not yet made a decision to participate as an equity partner and are not yet convinced that the project meets Alcan's high standards from both financial and sustainability standpoints.

If and when Alcan decides to proceed, we intend to engage an independent and internationally recognized organization to conduct an assessment of the social and environmental impacts.

But I must reiterate - we have not yet taken the decision to participate.

Downstream: Engineered Products and Packaging

In the two downstream businesses, we have set targets of improving our operating BGP by 5 percentage points in each case.

These businesses, especially aerospace, have made substantial progress in creating shareholder value. In 2005, they focused their attention heavily on cost-reduction and portfolio-restructuring initiatives required to enhance their competitiveness, while maintaining their focus on industry-leading customer service and product innovation.

This was especially true in Western Europe, where a number of our key customers are moving to lower-cost manufacturing venues in Eastern Europe and Asia. Our downstream businesses also faced extremely stiff headwinds from high-double-digit increases in energy and energy-related input materials.

Despite these challenges, these businesses are now largely finished with their restructuring programs, which means lower restructuring costs going forward. In addition, energy-linked input costs, such as resins, have begun to stabilize, allowing us to begin recapturing our sales margins.

And while it may be premature to predict a broad-based economic recovery in Western Europe, there are clearly positive indicators beginning to come out of Germany, Europe's largest economy.

Our superior performance compared to other packaging companies was evident in 2005, where it is relatively easy to make direct comparisons to independent industry players participating in similar markets.

Alcan Integrated Management System (AIMS)

Alcan's improved operating results for 2005 and the enhanced outlook for 2006 have been driven by a combination of market fundamentals and solid execution.

Since we know that markets inherently fluctuate, it is essential that we continuously strive to improve our relative competitive position through the disciplined application of our business model - AIMS - the Alcan Integrated Management System.

As you can see from this graphic, our business model has three key elements:

  At the top, a governing objective of maximizing long-term shareholder value on a sustainable basis;

  At the base, a solid foundation of fundamental values and ethics, as well as sound business practices for governance and compliance;

  And linking the two - building on our foundation, helping us achieve our governing objective and differentiating us from our competitors - the Alcan Integrated Management System.

AIMS is the way that we seek to differentiate ourselves and outperform the competition. To that end, we have invested substantial money and time in training and deployment of AIMS over the past four years.

The first pillar of AIMS is Value Based management (VBM). This is a disciplined, EVA-based approach by which we make portfolio decisions and allocate our capital.

The second pillar is EHS FIRST, the method by which we embed environment, health and safety considerations as a top priority into everything that we do. I spoke earlier of the success we have achieved here.

The third pillar of AIMS is Continuous Improvement (CI), which incorporates the proven tools and techniques of Six Sigma and Lean Manufacturing. Our enterprise-wide CI initiative is already generating annual savings well in excess of $100 million per year - and growing rapidly.

I am pleased to announce that this year we will be adding a fourth pillar to AIMS - a pillar devoted to how we recruit, develop and empower our people, in order to provide us with an added crucial competitive advantage.

The reasoning behind this initiative is very straightforward: Alcan operates in 59 countries worldwide, in even more local cultures and dozens of languages. Ensuring that our people have the requisite skills - technical, commercial, leadership and linguistic - is essential to our success everywhere we operate.

Together, these four components of AIMS are the Company-wide platform supporting the development of best-in-class performance practices, aimed at establishing a sustainable competitive advantage in each of Alcan's four business groups.- the driver behind Alcan's governing objective of "Maximizing Value".

Executive Committee

I believe that people really do constitute a competitive advantage for Alcan. People are the unique DNA of Alcan - a DNA, I should note, that has been substantially enriched over the past few years with the addition of employees from algroup, Pechiney and other companies that have joined the Alcan family. Today, more than ever, our DNA - our people - are critical to Alcan's continued growth and success.

On that note, I would like to take this opportunity to introduce my colleagues on the Executive Committee. They are young but highly experienced and qualified, energetic and committed, and I would ask the team members to please stand as their names are called.

Jacynthe Côté is a Senior Vice President of Alcan Inc. and President and Chief Executive Officer of Alcan Bauxite and Alumina, headquartered in Montreal.

Cynthia Carroll is a Senior Vice President of Alcan Inc. and President and Chief Executive Officer of Alcan Primary Metal Group, also headquartered in Montreal.

Not in attendance is Christel Bories is a Senior Vice President of Alcan Inc. and President and Chief Executive Officer, Alcan Packaging, headquartered in Paris.

Also not in attendance is Michel Jacques, Senior Vice President of Alcan Inc. and President and Chief Executive Officer of Alcan Engineered Products, also headquartered in Paris.

The business-group leaders are joined on our 10-member Executive Committee by five senior functional executives from the corporate level. They are:

Mike Hanley, our Executive Vice President and Chief Financial Officer;

David McAusland, Executive Vice President, Corporate Development and Chief Legal Officer;

Dan Gagnier, Senior Vice President, Corporate and External Affairs;

Jean-Christophe Deslarzes, Senior Vice President, Human Resources, who was appointed on March 1, 2006, and,

Gaston Ouellet, Senior Vice President of Alcan Inc. and President of Pechiney S.A.

Mike, David, Dan and Jean-Christophe are all based at Corporate Headquarters here in Montreal and Gaston has his office in Paris.

Every member of the Executive Committee has played a key role in the transformation of Alcan over the past five years. Going forward, we are united in our commitment to continue to focus relentlessly on achieving operational excellence and delivering on our promises for Alcan's future.

Acknowledgements and Concluding Remarks

As the theme of the 2005 annual report expressed, Alcan is an evolving enterprise with an exciting future. Today's Alcan is a Company that's very much a global entity - dynamic, multicultural, value-driven, and ideally positioned to capitalize on new opportunities wherever they may exist in the world.

In conclusion, and on a personal note, I would like to thank the Board, my colleagues in senior management, Alcan employees around the world - and my fellow shareholders - for entrusting to me the stewardship of this exceptional Company. In addition, I would like to acknowledge the warm welcome that I and my wife, Gretchen, have received since our arrival here four years ago, not just from the business community but from virtually everyone we have met in Montreal.

With its rich cultural heritage, outstanding universities and high quality of life, Montreal is an ideal location for the corporate headquarters of a global enterprise like ours.

Moreover, with operations in some 59 countries worldwide and a steady influx of employees and visitors from around the globe, we are proud of the contribution Alcan makes to the diversity and economic vitality of the city of Montreal and the Province of Quebec.

Thank you. Merci.

I look forward to your questions later in this morning's meeting.

I will now turn the podium back to our Chairman.